EXCHANGE RATIO FINALIZED FOR NATIONAL PENN BANCSHARES'
                      ACQUISITION OF ELVERSON NATIONAL BANK


         BOYERTOWN, PA -- November 23, 1998 -- National Penn Bancshares, Inc. (Nasdaq/NMS:NPBC), parent company of National Penn Bank, and Elverson National Bank (OTC BB:ELVN) today announced that, after expiration of a 20 trading days valuation period, the exchange ratio for the pending merger of Elverson National Bank into National Penn Bank has been finalized at 1.46875 shares of National Penn Bancshares stock for each share of Elverson National Bank stock.

         The transaction is subject to approval by shareholders of both National Penn and Elverson, at meetings to be held on December 14, 1998. The Office of the Comptroller of the Currency approved the transaction in October. Closing is anticipated for January 4, 1999.

         Upon completion of the transaction, Elverson National Bank will retain its name and operate as a division of National Penn Bank.

         Following the acquisition, National Penn Bank will have assets of $2 billion and an expanded presence in Chester, Berks and Lancaster Counties with the addition of Elverson National Bank's nine community offices.